Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 31, 2010, except for Note 25 as to which the date is December 14, 2010, on the consolidated financial statements of Wave2Wave Communications, Inc. and Subsidiaries, as of December 31, 2009 and 2008 and for each of the three years ended in the period ended December 31, 2009 which appear in such Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York
January 12, 2011